                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                               (Amendment No. 1)


                            SIGNATURE RESORTS, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                   82668B106
                                 (CUSIP Number)



     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP NO. 82668B106
-----------------------

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      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      STEVEN C. KENNINGER

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

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                          SOLE VOTING POWER
                     5
     NUMBER OF            75,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,092,867
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             75,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,092,867
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,167,867

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      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.3%

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      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

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-----------------------
  CUSIP NO. 82668B106
-----------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      GAIL A. JAQUISH

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (SEE INSTRUCTIONS)                                        (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,092,867
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,092,867
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,092,867

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

Item 1(a)  Name of Issuer:
               SIGNATURE RESORTS, INC.

Item 1(b)      Address of Issuer's Principal Executive Offices:
               1875 South Grant Street, Suite 650
               San Mateo, California  94402

Item 2(a) Name of Person Filing:
               Steven C. Kenninger
               Gail A. Jaquish

Item 2(b) Address of Principal Business Office or, if none, Residence:
               Steven C. Kenninger
               5933 West Century Blvd., Suite 210,
               Los Angeles, CA 90045

               Gail A. Jaquish
               21311 Hawthorne Blvd., Suite 106
               Torrance, CA  90503

Item 2(c) Citizenship:
               United States

Item 2(d)      Title of Class of Securities:
               Common Stock, $0.01 par value

Item 2(e)      CUSIP Number:
               82668B106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)   [  ]   Broker or Dealer registered under Section 15 of the Act.

         (b)   [  ]   Bank as defined in section 3(a)(6) of the Act.

         (c)   [  ]   Insurance Company as defined in section 3(a)(19) of the
                      Act.

         (d)   [  ]   Investment Company registered under section 8 of the
                      Investment Company Act of 1940.

         (e)   [  ]   Investment Adviser registered under section 203 of the
                      Investment Advisers Act of 1940.

         (f)   [  ]   Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income
                      Security Act of 1974 or Endowment Fund; see (S)
                      240.13d-1(b)(1)(ii)(F).

         (g)   [  ]   Parent Holding Company, in accordance with (S) 240.13d-
                      1(b)(ii)(G)  (Note:  See Item 7).

         (h)   [  ]   Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

      Not applicable.


Item 4.  Ownership.

         (a) Amount Beneficially Owned:                                 Steven C. Kenninger    Gail A. Jaquish
                                                                                1,167,867          1,092,867

         (b) Percent of Class:                                                        3.3%               3.0%

         (c) Number of shares as to which such person has:

             (i)    sole power to vote or direct the vote                          75,000               None

             (ii)   shared power to vote or to direct the vote                  1,092,867          1,092,867

             (iii)  sole power to dispose or to direct the disposition of          75,000               None

             (iv)   shared power to dispose or direct the disposition of        1,092,867          1,092,867

     The 1,092,867 shares indicated above as to which Mr. Kenninger and Ms. Jaquish share voting and dispositive power are held by the Kenninger and Jaquish Living Trust dated April 6, 1993 (a revocable Trust of which Mr. Kenninger and Ms. Jaquish are co-trustees). The 75,000 shares indicated above as to which Mr. Kenninger has sole voting and dispositive power are purchasable upon the exercise of currently vested common stock options.

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          Security Being Reported on By the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 1998


Signature:  /s/ Steven C. Kenninger
           -----------------------------
             Steven C. Kenninger

            /s/ Gail A. Jaquish
           -----------------------------
            Gail A. Jaquish

                                 EXHIBIT INDEX
                                 -------------

                                                                Sequentially
Exhibit                                                           Numbered
Number                       Description                            Page
-------       ---------------------------------------------     ------------
  99          Joint Filing Agreement dated February 13,
              1998 by and between Steven C. Kenninger and
              Gail A. Jaquish..............................          2